PROSPECTUS SUPPLEMENT NO. 2                    FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED SEPTEMBER 19, 2005)       REGISTRATION NO. 333-124262

                           U.S. HELICOPTER CORPORATION

                        10,590,553 SHARES OF COMMON STOCK

      This prospectus supplement supplements the prospectus dated September 19, 2005 and filed with the Securities and Exchange Commission on September 20, 2005, relating to the offer and sale by the selling stockholders identified in the prospectus of up to 10,590,553 shares of common stock of U.S. Helicopter Corporation (the "Company").

     The Company's common stock began trading on April 18, 2006, which was the initial day of the Company's quotation on the Over-the-Counter Bulletin Board under the symbol "USHP.OB" and has continued to trade since such time. Accordingly, the offering price at which the shares of common stock may be sold by the selling stockholders is market price rather than $0.75 per share.

      This prospectus supplement should be read in conjunction with the prospectus dated September 19, 2005 as filed with the Securities and Exchange Commission on September 20, 2005 and the prospectus supplement dated April 17, 2006 as filed with the Securities and Exchange Commission on April 19, 2006, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated September 19, 2005 and filed with the Securities and Exchange Commission on September 20, 2005 or prospectus supplement dated April 17, 2006 as filed with the Securities and Exchange Commission on April 19, 2006.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 20, 2006